Exhibit 99.1

For Release: April 30, 2007

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020 ext. 1405

NHR reports first quarter income

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a long-term health care real estate investment trust, announced net income for the quarter ended March 31, 2007 of $2,943,000 compared to $3,103,000 in the comparable quarter of  last year.

For the three months ended March 31, 2007 net income per share was 30 cents basic and diluted compared to 31 cents basic and diluted, for the first quarter last year. Basic and diluted funds from operations were 42 cents per share compared to 44 cents basic and diluted, last year.  Revenues for the quarter totaled $5,082,000 compared to $5,163,000 last year.

“Quarterly operating results are in line with Company expectations and include merger related costs of approximately $266,000”, said NHR President Robert Adams.  “We are currently focusing our efforts on our proposed merger with National HealthCare Corporation that is expected to be completed in the summer.”

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes having a carrying value of approximately $12.4 million. These notes are secured by operating skilled nursing facilities and other health care properties. Additional information including NHR’s most recent press releases may be obtained on NHR’s web site at www.nationalhealthrealty.com.  The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR’s best judgment as of the date of this release.

Page 2 NHR earnings

Condensed Statements of Income (unaudited)
(in thousands except share and per share amounts)	Three Months Ended March 31
	2007	2006
Revenues:
Rental income	$4,562	$4,628
Mortgage interest income	520	535
	5,082	5,163
Expenses:
Interest	138	149
Depreciation of real estate	1,341	1,423
General and administrative	525	235
	2,004	1,807

Income before minority interest in consolidated
consolidated subsidiaries and
non-operating income	3,078	3,356

Non-operating Income (investment &
interest income)	224	125

Minority interest in consolidated subsidiaries	(359)	(378)

Net Income	$2,943	$3,103

Net income per common share:
Basic	$.30	$.31
Diluted	$.30	$.31

Funds from operations:
Basic	$4,138	$4,371
Diluted	$4,138	$4,371

Funds from operations per common share:
Basic	$.42	$.44
Diluted	$.42	$.44

Weighted average common shares:
Basic	9,951,864	9,939,463
Diluted	9,968,645	9,946,538

Common dividends declared	$.3325	$.3325

Balance Sheet Data	March 31	Dec. 31
(in thousands)	2007	2006
Real estate properties, net	$108,022	$109,363
Mortgages receivable	12,371	12,541
Long-term debt	8,325	8,750
Stockholders’ equity	111,645	112,385

Page 3 NHR earnings

Reconciliation of Funds From Operations (1)

The following table reconciles net income applicable to common stockholders to funds from operations applicable to common stockholders:

	Three Months Ended
	March 31
	2007	2006
(in thousands)
Net income applicable to common stockholders	$2,943	$3,103
Adjustments:
Real estate depreciation	1,341	1,423
Minority interest in NHR/OP, L.P. share of add back for
real estate related depreciation	(146)	(155)
Funds from operations applicable to common stockholders	$4,138	$4,371

Basic funds from operations per share	$.42	$.44
Diluted funds from operations per share	$.42	$.44

Weighted average shares:
Basic	9,951,864	9,939,463
Diluted	9,968,645	9,946,538

(1)We believe that funds from operations is an important supplemental measure of operating performance.  We, therefore, disclose funds from operations, although it is a measurement that is not defined by accounting principles generally accepted in the United States.  We generally use the National Association of Real Estate Investment Trusts (NAREIT) measure of funds from operations.  We define funds from operations as income before extraordinary items adjusted for certain non-cash items, primarily real estate depreciation, less gains/losses on sales of facilities.  Our measure may not be comparable to similarly titled measures used by other REITs.  Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs.  Funds from operations does not represent cash generated from operating activities as defined by accounting principles generally accepted in the United States (funds from operations does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

Page 4 NHR earnings

National Health Realty, Inc.
Portfolio Summary
March 31, 2007

PORTFOLIO STATISTICS		Number of		Investment
		Properties	Investment	Percentage
	Mortgage loan receivables	5	$ 12,371	10%
	Equity ownership	23	108,022	90%
	Total real estate portfolio	29	$ 120,393	100%

MORTGAGE LOAN RECEIVABLES		Number of	Number
		Properties	of Beds	Investment

	Nursing homes	5	714	$ 12,371

EQUITY OWNERSHIP		Number of	Number
		Properties	of Beds	Investment
	Nursing homes	16	1,908	$ 65,455,000
	Assisted living	6	488	28,804,000
	Retirement homes	1	58	13,763,000
		23	2,454	$ 108,022,000

	Total real estate portfolio	28	3,168	$ 108,034,371

SUMMARY OF FACILITIES BY TYPE
		Number of	% of	Total
		Properties	Total $	Dollars
	Nursing homes	21	64.64%	$ 77,826,000
	Assisted living	6	23.92%	28,804,000
	Retirement homes	1	11.43%	13,763,000
		28	100.00%	$ 120,393,000

SUMMARY OF FACILITIES BY STATE
			Assisted		Investment	% of Total
		LTC	Living	Retirement	Amount	Portfolio
1	Florida	8	3		$ 53,289,000	44.26%
2	Tennessee	2	2	1	32,228,000	26.77%
3	South Carolina	7			26,101,000	21.68%
4	Indiana	3			3,451,000	2.87%
5	Alabama		1		3,162,000	2.63%
6	Missouri	1			2,162,000	1.80%
		21	6	1	$120,393,000	100.00%